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Exhibit 21.1

SUBSIDIARIES OF STYLECLICK, INC.

Subsidiary	Place of Incorporation
Internet Shopping Network LLC	Delaware
Styleclick.com Inc.	California
Styleclick Chicago Inc.	Delaware

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  Exhibit 21.1
SUBSIDIARIES OF STYLECLICK, INC.